Investor Relations: Shelly Lair 831-642-9357	Media Relations: Mike Dildine 831-642-9364

Century Aluminum Adopts Tax Benefit Preservation Plan

          MONTEREY, Ca. – September 29, 2009 – Century Aluminum Company (NASDAQ: CENX) today announced that its Board of Directors has adopted a tax benefit preservation plan designed to preserve its substantial tax assets.

          As of December 31, 2008, Century had tax attributes, including net operating losses, capital losses and tax credit carryforwards, of approximately $1.6 billion, after adjusting for losses carried back to previoius tax years, which could offset future taxable income. Unless limited, Century can utilize the tax attributes in certain circumstances to offset future U.S. taxable income and reduce its U.S. federal income tax liability.

          Century’s ability to use the tax attributes would be substantially limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code and Internal Revenue Service rules. In general, an ownership change would occur if Century’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in Century by more than 50 percentage points over a rolling three-year period. Five-percent shareholders do not include certain institutional holders, such as mutual fund companies, that hold Century stock on behalf of several individual mutual funds where no single fund owns 5 percent or more of Century stock.

          The plan is similar to tax benefit preservation plans adopted by many other public companies with significant tax attributes.

          As part of the plan, the Century Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of its common stock and one hundred preferred share purchase rights for each outstanding share of its Series A Preferred Stock. The preferred share purchase rights will be distributed to stockholders of record as of October 9, 2009, but would only be activated if triggered by the plan.

          Effective today, if any person or group acquires 4.9 percent or more of the outstanding shares of common stock (subject to certain exceptions), there would be a triggering event under the plan resulting in significant dilution in the ownership interest of such person or group in Century stock. Stockholders who currently hold 4.9 percent or more of the outstanding shares of common stock will not trigger the preferred share purchase rights unless they acquire an additional 1.0 percent or more of the outstanding common stock or fall under 4.9 percent ownership of common stock and then re-acquire shares that in the aggregate equal 4.9 percent or more of the common stock.

          Century’s Board of Directors has the discretion to exempt any acquisition of common stock from the provisions of the tax benefit preservation plan. The plan may be terminated by the Board at any time prior to the preferred share purchase rights being triggered.

          The preferred share purchase rights will expire upon the earlier to occur of the close of business on August 1, 2011 (unless that date is advanced or extended by the Board), the time at which these rights are redeemed or exchanged under the plan, September 29, 2010 if approval of the plan by a majority of Century's stockholders has not been received prior to that time, the repeal of Section 382 or any successor statute, or any other change, if the Board determines that this Plan is no longer necessary for the preservation of tax benefits, and at any time prior to the plan being triggered if the Board of Directors determines that the plan is no longer in the best interests of the Company and its stockholders.

          The issuance of the preferred share purchase rights will not affect Century’s reported earnings per share and is not taxable to Century or its stockholders.

          Additional information regarding the tax benefit preservation plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Century is filing with the Securities and Exchange Commission. Century owns primary aluminum capacity in the United States and Iceland. Century’s corporate offices are located in Monterey, California.

Forward-Looking Statements

The statements in this press release concerning the Company’s position with respect to net operating losses and possible limitations are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the difficulty of determining all of the facts relative to Section 382, unreported buying and selling activity by stockholders and unanticipated interpretations of the Internal Revenue Code and regulations. Adoption of the tax benefit preservation plan by the Company does not prevent one or more stockholders of the Company from, notwithstanding the dilution to such stockholders’ interests under the tax benefit preservation plan, engaging in buying and selling activity that may have an adverse impact on the Company’s tax attributes. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager - Corporate Finance, NBI hf.
Steingrimur Helgason, Director - Corporate Finance, NBI hf.